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[JENNY CRAIG STATIONERY]

                                                                    EXHIBIT 10.1


Wednesday, March 12, 1997 (Revised March 27, 1997)

PERSONAL & CONFIDENTIAL



Mr. Sunil Dewan
3516 Spencer Blvd.
Sioux Falls, South Dakota 57103


Dear Sunil:

It is with great pleasure that I offer you the position of Vice President of Franchise of Jenny Craig, Incorporated and this letter will serve to confirm the terms of your employment with Jenny Craig. Listed below are specific responsibilities you will assume and other issues related to your employment with the company. As used herein, the term "Company" refers to Jenny Craig, Inc.

         1. Job Title. Your position with the Company will be Vice President of Franchise.

         2. Duties & Responsibilities. The duties for this position will involve the oversight and responsibility for development of existing and new franchises, expansion of franchises in the United States and international, and oversight of existing U.S. franchises. Your initial assignment (involving the majority of your time during the first three months) will be focused on familiarizing yourself with existing U.S. franchises and Company center operations, philosophy and techniques. The balance of your time during this period will be devoted to developing an initial strategic plan for expansion outside of the United States including Canada. I anticipate that your focus beyond the initial three months will begin to shift with the majority of your time being devoted to international expansion.

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Mr. Sunil Dewan
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In addition, the Vice President of Franchise will be responsible for coordinating the franchisees' needs and specialty assistance from home office functions such as operations, finance, marketing, human resources, legal, advertising, media placement, location planning, etc. Coordination of these specialty support functions will be accomplished through peer group relationships and requests. By way of example, if the need arises for a banking relationship, it will be reviewed and agreed to in concert with the Senior Vice President, Chief Financial Officer and implemented as agreed to. Similarly, should the need arise for legal assistance, it will be accomplished in concert with the Vice President and General Counsel.

         3.       Productivity Tools & International Travel.

                  (a) Productivity Tools. At your request, the Company will provide you with a portable computer for use during your employment with the Company. This computer will be returned to the Company should you elect to resign or be terminated by the Company for any reason.

                  (b) International & Domestic Travel. Air travel in the business class section will be permitted for international travel. Travel in the first class section will only be permitted for emergency cases or for those routes where flight time exceeds two hours and business class is not available. The business class section can be utilized for travel lasting over two hours. However, it is understood that you will always make a best efforts basis to secure the lowest cost international air travel for the Company. Domestic travel should be via coach class unless different arrangements are made.

         4.       Compensation.

                  (a) Salary and Bonus. Your annual compensation will be $150,000.00 payable on a semi-monthly basis, less applicable withholdings. Additionally, you will be entitled to participate in the Company's Executive Incentive Compensation plan for senior officers for fiscal year 1998, which begins on July 1, 1997. All reasonable business expenses will also be reimbursed so long as they are incurred in the ordinary course of business.


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Mr. Sunil Dewan
Page 3


                  (b) One Time Payment. Ninety days after the start of your employment with the Company, you will receive a one time payment of $20,000.00 from the Company. Should you voluntarily terminate from the Company within one year of the receipt of the above payment, you will be required to repay a prorated portion of the above payment at the rate of 1/12 per month from the date you begin employment with the Company.

                  (c) Stock Options. You will receive an option to purchase 25,000 shares of common stock of the Company in concert with the Company's Stock Option Plan in effect on the date you begin employment. The option price will be the average of the high and low price for a share of JCI common stock on the New York Stock Exchange on the day you begin your employment. The vesting period for options will be over a four (4) year period in four equal installments of 25%, the first of which will vest on the first anniversary of your employment with the Company. If your employment is terminated by the Company without cause, all options not then exercisable will become exercisable.

                  (d) Benefits. You will be entitled to participate in the Company's 401(K) plan beginning one year after the date your employment begins. You will immediately be entitled to the same fringe benefit opportunities as other senior executives in the Company, and you will be entitled to three weeks paid vacation each year in concert with the Company's practices.

                  (e) Salary Review. Your base compensation will be reviewed on an annual basis. For the purposes of the annual review, a portion of the one time cash payment of $20,000 and the annual salary of $150,000 will be considered as base compensation in year one. Thus, any incremental increases in salary in your second year, based on year one compensation, will assume that year one compensation is $160,000.

         5. Start Date of Employment. While we have not yet selected a date upon which you will begin your duties here at Jenny Craig, you will determine such date and communicate it to me on or before March 31, 1997. If you do not select a start date by March 31, 1997, this offer will terminate without further action.


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Mr. Sunil Dewan
Page 4


         6. Relocation Expenses. It is the Company's intention to pay the necessary and reasonable expense of relocating you and your immediate family to the San Diego area. Details of the relocation are outlined in Exhibit A of this agreement.

         7. Termination. The Company shall have the right to terminate your employment at any time, with or without cause, by written notice to you. If your employment is terminated by the Company without cause, or by you within ninety days following a change of control of the Company, you will receive a severance payment equal to your then current annual salary payable in 12 equal monthly installments. If your employment is terminated, all compensation, benefits, and rights you may have under this agreement will terminate on the date of termination of employment, except your right to receive the severance payment described above and your rights under the Company's Stock Option Plan. For purposes of this agreement, "cause" shall mean your death, disability (the inability to perform services for a period of 120 days in any consecutive 12 month period), a breach of this agreement or your duty of loyalty to the Company, willful misconduct or negligence in the performance of the duties contemplated hereby, your conviction of a felony, or conduct by you which brings you or the Company into public disrepute, or which could have a substantial adverse effect on the Company or its business.

         8. Non-Compete, Confidentiality and Outside Activities. You agree that at all times, both during and after your employment by the Company, you will not use or disclose to any third party any information, knowledge or data not generally known to the public which you may have learned during your employment by the Company which relates to the operations, business or affairs of the Company. You agree to comply with all procedures which the Company may adopt from time to time to preserve the confidentiality of any information and immediately following termination of your employment to return to the Company all materials created by you or others which relate to the operation, business or affairs of the Company. You agree that for a period of two (2) years following termination of your employment you will not, directly or indirectly
(a) employ or engage as an independent contractor or seek to employ, engage or retain any person who, during any portion of the two (2) years prior to the date of termination of your employment was, directly or indirectly, employed as an employee; or (b) induce any person or entity to leave his employment with the Company or

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Mr. Sunil Dewan
Page 5


terminate an existing independent contractor relationship with the Company or reduce any existing contractual relationship with the Company.

         9. Arbitration. Any controversy or dispute arising out of or relating to this agreement, or the interpretation thereof, shall be settled exclusively by arbitration conducted in San Diego, California before one or more arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association then in effect and with discovery permitted by both parties in California or any successor thereto, subject to such modifications as may be and judgment may be entered on the arbitrator's award in any court having jurisdiction. In the event of any such arbitration (or if legal action shall be brought in connection therewith), the party prevailing in such proceeding shall be entitled to recover from the other party the reasonable costs thereof, including reasonable attorney and accounting fees.

We are looking forward to your joining Jenny Craig and the experience and knowledge you will bring in helping us achieve new heights. I personally look forward to working with you and to having your assistance in the many challenges ahead.


Warm regards,                                        Agreed and Accepted:


/S/C. JOSEPH LABONTE                                 /S/SUNIL DEWAN
----------------------                               -------------------------
   C. Joseph LaBonte                                    Sunil Dewan
   President & CEO


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                                   EXHIBIT A


        As stated in section five (5) of the employment agreement, it is the intent of the Company to assist you and your family in its relocation to San Diego. This letter is to formalize the details of that relocation.

        A. The Company will pay the expense of moving the reasonable and ordinary household effects and one automobile to the new location including, packing and unpacking, transportation, insurance. Items such as boats, large equipment and other items that do not fit on the moving van will not be paid for by the Company. If needed, the Company will also reimburse you for storage charges on household furniture until your purchase of a new home in San Diego has been finalized.

        B. The Company will pay for coach class air transportation expenses or cash equivalent thereof for you and your immediate family to the new location, including reasonable expenses incurred for meals and lodging en route.

        C. If necessary, the Company will pay the transportation costs and reasonable expenses of meals and lodging for you and your family for up to a maximum of three trips to San Diego for the purpose of securing permanent housing. If you are not in temporary housing at the time of these trips, the Company will provide reimbursement for hotel and reasonable food, laundry and incidental expenses.

        D. The Company will pay the necessary and reasonable expense of temporary residence for you for a period of up to 180 days for a furnished, two bedroom apartment. Trips to Sioux Falls for the purpose of facilitating your relocation and home sale will also be provided utilizing discounted airfare pricing secured in advance.

        E. The Company will reimburse you for closing costs on the sale of your home in Sioux Falls, South Dakota and the purchase of a residence in San Diego. The Realtor's commission on the sale of your home in Sioux Falls will also be reimbursed by the Company.

        F. The Company will also pay reasonable expenses for an incidental nature, relating to the sale of your home, such as disconnecting utilities and connecting appliances, cleaning and altering drapes, rugs, etc. This repayment will be made automatically and need not be substantiated by receipts. However, an estimate will be provided by you in advance.
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        The Company will gross up all non-deductible relocation expenses, however, we do not "gross up the gross up". This gross up will be for federal and state income tax, based on your current salary and at the current tax rate. All gross up adjustments will be made at the end of the calendar year and paid with the last payroll check of the year.

        Should you voluntarily terminate your employment within one year of your first day of work, you will be required to reimburse the Company on a prorated basis for all relocation expenses which are paid by the Company. You agree that in such an event, the reimbursement may be deducted from your final paychecks.


        I have read and agreed to the terms of the above relocation assistance plan.



/s/  SUNIL DEWAN                         20 March 1997
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Sunil Dewan                              Date